Exhibit 99(a)(1)(D)

_________________________________________________________________________________________

August 29, 2024

Our records indicate that you have financial professionals with clients invested in the common stock of Hancock Park Corporate Income, Inc. (“HPCI”).

On August 22, 2024, HPCI filed its third quarter tender offer materials on Schedule TO with the Securities and Exchange Commission (“SEC”). A copy of the offer to purchase and other associated materials will be distributed to HPCI stockholders.

You may view all other HPCI filings on the SEC’s EDGAR website. Financial professionals will receive a communication similar to this one. If you have any questions, please contact HPCI at 866.521.0365.

Sincerely,
Hancock Park Corporate Income, Inc.
866.521.0365
info@HancockParkIncome.com